PROSPECTUS Dated November 16, 2020	Pricing Supplement No. 4,343 to
PROSPECTUS SUPPLEMENT Dated November 16, 2020	Registration Statement Nos. 333-250103; 333-250103-01
Dated March 21, 2022
Rule 424(b)(2)

$6,050,000

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Contingent Income Auto-Callable Securities due December 27, 2024, with 6-Month Initial Non-Call Period
Based on the Performance of a Basket Composed of the Common Stock of Apple Inc., the Common Stock of Advanced Micro Devices, Inc., the Common Stock of NVIDIA Corporation and the Common Stock of Marvell Technology, Inc.

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the Contingent Income Auto-Callable Securities due December 27, 2024, with 6-Month Initial Non-Call Period Based on the Performance of a Basket Composed of the Common Stock of Apple Inc., the Common Stock of Advanced Micro Devices, Inc., the Common Stock of NVIDIA Corporation and the Common Stock of Marvell Technology, Inc., which we refer to as the securities, do not guarantee the payment of interest or the repayment of any principal. Instead, the securities offer the opportunity for investors to earn a contingent monthly coupon at an annual rate of 10.25%, but only with respect to each determination date on which the basket value is greater than or equal to 70% of the initial basket value, which we refer to as the coupon threshold level. However, if on any determination date the basket value is less than the coupon threshold level, you will not receive any contingent monthly coupon for that monthly period. In addition, if the basket value is greater than or equal to the initial basket value on any determination date, beginning after the first six months, the securities will be automatically redeemed for an amount per security equal to the stated principal amount and the related contingent monthly coupon. No further payments will be made on the securities once they have been redeemed. However, if the securities are not automatically redeemed prior to maturity, the payment at maturity due on the securities will be as follows: (i) if the final basket value is greater than or equal to the downside threshold level, which is equal to 60% of the initial basket level, the stated principal amount and, if the final basket value is also greater than or equal to the coupon threshold level, the contingent monthly coupon with respect to the final determination date, or (ii) if the final basket value is less than the downside threshold level, investors will be exposed to the decline in the value of the basket on a 1-to-1 basis and will receive a payment at maturity that is less than 60% of the principal amount of the securities and could be zero. As a result, investors must be willing to accept the risk of not receiving any contingent monthly coupons and also the risk of receiving a payment at maturity that is significantly less than the stated principal amount of the securities and could be zero. Accordingly, investors could lose their entire initial investment in the securities. The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent monthly coupons over the 2.75-year term of the securities, with no possibility of being called out of the securities until after the initial 6-month non-call period. Investors will not participate in any appreciation of the basket stocks.

The basket is composed of the stock of each of the following issuers: Apple Inc., Advanced Micro Devices, Inc., NVIDIA Corporation and Marvell Technology, Inc. (collectively, the “basket”). We refer to the stock of the issuers each individually as a “basket stock” and collectively as the “basket stocks.” The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount and original issue price of each security is $1,000.

•	If, on any determination date, the basket value is greater than or equal to 70% of the initial basket value, which we refer to as the coupon threshold level, we will pay a contingent monthly coupon at an annual rate of 10.25% (corresponding to approximately $8.542 per month per security) on the related contingent payment date.

•	If, on any determination date, the basket value is less than the coupon threshold level, no contingent monthly coupon will be paid with respect to that determination date. It is possible that the value of the basket will remain below the coupon threshold level for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent monthly coupons.

º	The determination dates are monthly, as set forth under “Final Terms–Determination Dates, Contingent Payment Dates and Early Redemption Dates” below, subject to postponement for non-trading days and certain market disruption events.

º	The contingent payment dates are monthly, as set forth under “Final Terms–Determination Dates, Contingent Payment Dates and Early Redemption Dates” below; provided that if any such day is not a business day, that contingent monthly coupon, if any, will be paid on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day; provided further that the contingent monthly coupon, if any, with respect to the final determination date shall be paid on the maturity date.

•	If the basket value is greater than or equal to the initial basket value on any determination date occurring on or after September 21, 2022 but excluding the final determination date, the securities will be automatically redeemed for the early redemption payment on the third business day following the related determination date, as set forth under “Final Terms–Determination Dates, Contingent Payment Dates and Early Redemption Dates” below. The early redemption payment will equal (i) the stated principal amount plus (ii) the contingent monthly coupon with respect to the related determination date.

•	At maturity, if the securities have not previously been redeemed, you will receive for each security that you hold an amount of cash equal to:

º	if the final basket value is greater than or equal to the downside threshold level, the stated principal amount, and, if the final basket value is also greater than or equal to the coupon threshold level, the contingent monthly coupon with respect to the final determination date, or

º	if the final basket value is less than the downside threshold level, (i) the stated principal amount times (ii) the basket performance factor.

Under these circumstances, the payment at maturity will be less than 60% of the stated principal amount of the securities and could be zero. No contingent monthly coupon will be payable at maturity in this scenario.

•	The basket performance factor will equal the final basket value divided by the initial basket value.

•	The basket value on any day equals the sum of the products of (i) the closing price for each basket stock on such day and (ii) the multiplier for such basket stock on such day.

•	The basket is equally weighted and the initial basket value is 100. The fractional amount of each basket stock included in the basket was set at a multiplier based upon such basket stock’s percentage weighting within the basket and closing price on March 21, 2022, the day we priced the securities for initial sale to the public, which we refer to as the pricing date. The multiplier for each basket stock will remain constant for the term of the securities unless adjusted for certain corporate events relating to the issuer of that basket stock.

•	The coupon threshold level is equal to 70, which is 70% of the initial basket value.

•	The downside threshold level is equal to 60, which is 60% of the initial basket value.

•	The final basket value will equal the basket value on December 23, 2024, which we refer to as the final determination date, subject to adjustment for non-trading days and certain market disruption events.

•	The initial share price for each basket stock is the closing price of such basket stock on the pricing date.

•	Investing in the securities is not equivalent to investing in the basket or the basket stocks.

•	The issuers of the basket stocks are not involved in this offering of securities in any way and will have no obligation of any kind with respect to the securities.

•	The maturity date and each contingent payment date may be postponed as a result of the postponement of the related determination date due to non-trading days or certain market disruption events. No adjustment will be made to any payment made on a postponed date.

•	The securities will not be listed on any securities exchange.

•	The estimated value of the securities on the pricing date is $966.10 per security. See “Summary of Pricing Supplement” beginning on PS-2.

•	The CUSIP number for the securities is 61773QMJ5. The ISIN for the securities is US61773QMJ57.

•	You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement,” “Final Terms” and “Additional Information About the Securities.”

The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS- 11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to Public	Agent’s Commissions(1)	Proceeds to Us(2)
Per security	$1,000	$32.50	$967.50
Total	$6,050,000	$196,625	$5,853,375
(1)	Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $32.50 for each security they sell. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Additional Information About the Securities—Use of Proceeds and Hedging” on PS-35.

The agent for this offering, Morgan Stanley & Co. LLC, is an affiliate of MSFL and a wholly-owned subsidiary of Morgan Stanley. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Contingent Income Auto-Callable Securities due December 27, 2024, with 6-Month Initial Non-Call Period Based on the Performance of a Basket Composed of the Common Stock of Apple Inc., the Common Stock of Advanced Micro Devices, Inc., the Common Stock of NVIDIA Corporation and the Common Stock of Marvell Technology, Inc., which we refer to as the securities, in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities are medium-term debt securities of MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The return on the securities is linked to the performance of the basket of four stocks. Investors in the securities must be willing to accept the risk of a complete loss of principal, and also be willing to forgo potential interest payments for the entire term of the securities and participation in any appreciation of the basket stocks, in exchange for the opportunity to receive the contingent monthly coupon if the basket value on any of the monthly determination dates is at or above the coupon threshold level, with no possibility of being called out of the securities until after the initial 6-month non-call period. The securities do not guarantee the return of any principal at maturity, and all payments on the securities are subject to our credit risk.

Each security costs $1,000	We are offering the Contingent Income Auto-Callable Securities due December 27, 2024, with 6-Month Initial Non-Call Period Based on the Performance of a Basket Composed of the Common Stock of Apple Inc., the Common Stock of Advanced Micro Devices, Inc., the Common Stock of NVIDIA Corporation and the Common Stock of Marvell Technology, Inc. (the “securities”). The stated principal amount and original issue price of each security is $1,000.
We refer to the stocks of the following four companies collectively as the “basket stocks” and each separately as a “basket stock”: Apple Inc., Advanced Micro Devices, Inc., NVIDIA Corporation and Marvell Technology, Inc.

The original issue price of each security includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $966.10.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the basket stocks. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket stocks, instruments based on the basket stocks, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the contingent monthly coupon rate, the coupon threshold level and the downside threshold level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the basket stocks, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the basket stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

You will receive a contingent monthly coupon only if the basket value is greater than or equal to the coupon threshold level on the related determination date

You will receive a contingent monthly coupon at an annual rate of 10.25% (corresponding to approximately $8.542 per month per security) on each contingent payment date but only if the basket value is greater than or equal to the coupon threshold level of 70% of the initial basket value on the related determination date. If, however, the basket value is less than the coupon threshold level on any determination date, you will not receive a contingent monthly coupon on the related contingent payment date. It is possible that the value of the basket could remain below the coupon threshold level on each of the determination dates so that you will receive no contingent monthly coupons during the entire term of the securities. You will not participate in any appreciation in the basket stocks, and the return on the securities will be limited to the contingent monthly coupons, if any.

We refer to the contingent monthly coupons on the securities as contingent because there is no guarantee that you will receive a payment on any contingent payment date during the entire term of the securities. Even if the value of the basket were to be at or above the coupon threshold level on some determination dates, it may decline below the coupon threshold level on others.

The determination dates are monthly, as set forth under “Final Terms–Determination Dates, Contingent Payment Dates and Early Redemption Dates” below, subject to postponement for non-trading days and certain market disruption events. We refer to December 23, 2024, the third business day preceding December 27, 2024 (the “maturity date”), as the final determination date. The payment of the contingent monthly coupon, if any, with respect to the final determination date will be made on the maturity date.

The contingent payment dates are monthly, as set forth under “Final Terms–Determination Dates, Contingent Payment Dates and Early Redemption Dates” below, subject to postponement as described herein.

The maturity date and each contingent payment date may be postponed as a result of the postponement of the related determination date due to non-trading days or certain market disruption events. No adjustment will be made to any contingent monthly coupon paid on a postponed date.
The securities do not guarantee repayment of any principal at maturity	Unlike ordinary debt securities, the securities do not guarantee the repayment of any of the principal amount at maturity. As described more fully below, if the securities have not been automatically redeemed prior to maturity and the final basket value has declined below 60% of the initial basket value, you will be exposed to the full decline in the basket value on a 1-to-1 basis, and your payment at maturity will represent a loss of at least 40% on your initial investment and may be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.
The initial basket value is equal to 100	The basket is equally weighted, and the initial basket value is equal to 100. The fractional amount of each basket stock included in the basket was set at a multiplier, calculated so that each basket stock represents 25% of the initial basket value of 100 based on the closing price of such basket stock on the pricing date. The multiplier for each basket stock will remain constant for the term of the securities, unless adjusted for certain corporate events relating to the issuer of that basket stock. See “Basket Stocks” below.
After the first six months, the securities will be automatically redeemed if the basket value on any of the monthly determination dates is greater than or equal to the initial basket value	If the basket value on any determination date occurring on or after September 21, 2022 up to but excluding the final determination date is greater than or equal to the initial basket value, the securities will be automatically redeemed for the early redemption payment on the third business day following the related determination date. The early redemption payment will be an amount of cash equal to (i) the stated principal amount plus (ii) the contingent monthly coupon with respect to the related determination date. No further payments will be made on the securities once they have been redeemed.
Each determination date is subject to postponement for non-trading days and certain market disruption events as described under “Final Terms—Determination Dates.”
If the securities are not redeemed prior to maturity, the payment at maturity will vary depending on the performance of the basket	At maturity, if the securities have not previously been redeemed, you will receive for each $1,000 stated principal amount of securities that you hold an amount of cash based upon the performance of the basket over the term of the securities. The payment at maturity will be determined as follows:
• if the final basket value is greater than or equal to the downside threshold level, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to: the stated principal amount, and, if the final basket value is also greater than or equal to the coupon threshold level, the contingent monthly coupon with respect to the final determination date, where,

initial basket value = 100, which is equal to the sum of the products of (i) the closing price of each basket stock on the pricing date, and (ii) the multiplier for such basket stock on such date, and final basket value = The basket value on the final determination date, and basket value  =  The basket value on any day equals the sum of the products of (i) the closing price for each basket stock on such day and (ii) the multiplier for such basket stock on such day, and coupon threshold level = 70, which is 70% of the initial basket value, and downside threshold level  =  60, which is 60% of the initial basket value, and multiplier = The multiplier for each basket stock was set on the pricing date, based on such basket stock’s closing price on such date so that each basket stock is reflected in the predetermined initial basket value in accordance with its equal percentage weighting within the basket.  The multiplier for each basket stock will remain constant for the term of the securities, subject to adjustment for certain corporate events relating to the issuer of that basket stock as described in the section entitled “Final Terms—Adjustments to the Multipliers.”

•

If the final basket value is less than the downside threshold level, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to: (i) the stated principal amount times (ii) the basket performance factor.

where,

basket performance factor =	The final basket value divided by the initial basket value, as expressed by the following formula:

final basket value
initial basket value

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 by an amount proportionate to the full decrease in the value of the basket and will represent a loss of at least 40%, and possibly all, of your investment.

All payments on the securities are subject to our credit risk.

Basket stocks

The basket is composed of the stocks of four companies, as listed in the table below. The table sets forth the Bloomberg ticker symbol for each basket stock, the exchange on which each basket stock is listed, the percentage of the initial basket value represented by such basket stock, the initial share price and the multiplier for each basket stock.

Issuer of Basket Stock	Bloomberg Ticker Symbol*	Exchange	Percentage of Initial Basket Value	Initial Share Price	Multiplier
Apple Inc.	AAPL	Nasdaq Global Select Market	25%	$165.38	0.151167009
Advanced Micro Devices, Inc.	AMD	Nasdaq Global Select Market	25%	$115.92	0.215665977
NVIDIA Corporation	NVDA	Nasdaq Global Select	25%	$267.34	0.093513877

Market
Marvell Technology, Inc.	MRVL	Nasdaq Global Select Market	25%	$70.71	0.353556781

*Bloomberg Ticker Symbols are being provided for reference purposes only.

The multiplier for each basket stock is a fraction of a share calculated so that each basket stock represents 25% of the initial basket value of 100 based on the closing prices of the basket stocks on the pricing date.
The multiplier for each basket stock will remain constant for the term of the securities unless adjusted for certain corporate events relating to the issuer of that basket stock. See the section of this pricing supplement entitled “Final Terms—Adjustments to the Multipliers.”
A negative or lesser positive performance by one, two or three of the basket stocks could wholly or partially offset the positive performance by the other basket stock(s).
For further information on each of the basket stocks, please see the section of this pricing supplement entitled “Additional Information About the Securities—Basket Stocks, Public Information and Historical Information” as well as Annex A to this pricing supplement. You can review the historical closing prices for each of the basket stocks for each calendar quarter in the period from January 1, 2017 through March 21, 2022 in Annex A. The historical performance of the four basket stocks cannot be taken as an indication of future performance of the basket stocks. You cannot predict the future performance of any basket stock, or whether increases in the value of any of the basket stocks will be offset by decreases in the value of other basket stocks, based on the historical information included in this pricing supplement.
The contingent monthly coupon will be based on the performance of the basket on each determination date, calculated as described herein. If, however, a scheduled determination date is not a trading day, such determination date will be postponed to the next trading day. In addition, if a market disruption event occurs on any determination date with respect to any basket stock, the closing price for that basket stock only will be determined on the next trading day on which no market disruption event occurs with respect to that basket stock. The determination of the closing prices for the unaffected basket stocks will not be postponed. If, due to a market disruption event or otherwise, the closing price for any basket stock is determined on or after the scheduled trading day immediately prior to a scheduled coupon payment date, scheduled maturity date or early redemption date, as applicable, the coupon payment date, maturity date or early redemption date, as applicable, will be postponed until the second business day following the date on which the closing price has been determined for every basket stock. See the sections of this pricing supplement entitled “Final Terms—Maturity Date” and “—Determination Dates.”
Investing in the securities is not equivalent to investing in the basket or in any of the basket stocks.
The closing prices of the basket stocks may come to be based on the values of the stocks of companies other than the issuers of	Following certain corporate events relating to a basket stock, such as a stock-for-stock merger where the basket stock is not the surviving entity, the closing price that had been based on the original basket stock will instead be based on the closing price of the stock of a successor corporation to the issuer of the basket stock. Following certain other corporate events relating to a basket stock, such as a merger event

the basket stocks	where holders of the basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, the value of such cash consideration will be reallocated to a replacement stock of a company in the same industry as such basket stock in lieu of, or in addition to such basket stock, in either case to calculate the closing price for such basket stock. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting substitute basket stocks in the section of this pricing supplement called “Final Terms—Adjustments to the Multipliers.” You should read this section in order to understand these and other adjustments that may be made to your securities.
You have no shareholder rights	Investing in the securities is not equivalent to investing in the basket stocks. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the basket stocks. In addition, you do not have the right to exchange your securities for the basket stocks at any time.
Morgan Stanley & Co. LLC will be the calculation agent	We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial share price for each basket stock, the multiplier for each basket stock, the final basket value, the basket value on each determination date, whether the securities will be automatically redeemed, whether the contingent monthly coupon will be payable on each contingent payment date, the basket performance factor, if applicable, what, if any, adjustments will be made to the multipliers to reflect certain corporate and other events affecting the basket stocks, and whether a market disruption event has occurred, and will calculate the amount of cash, if any, you will receive at maturity.
Morgan Stanley & Co. LLC will be the agent; conflicts of interest	The agent for the offering of the securities, MS & Co., a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-36.
No affiliation with the issuers of the basket stocks	The issuers of the baskets stocks are not affiliates of ours and are not involved with this offering in any way. The obligations represented by the securities are obligations of ours and not of the issuers of the basket stocks.
Where you can find more information on the securities	The securities are senior unsecured securities issued as part of our Series A medium-term note program. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated November 16, 2020 and prospectus dated November 16, 2020. We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Final Terms.” You should also read the “Additional Information About the Securities” section. You should also read about the material risks involved in investing in the securities in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as the securities may differ from that of investments in ordinary debt securities. See the section of this pricing supplement called “Additional Information About the Securities – Tax Considerations.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any investment in the securities.

HYPOTHETICAL PAYOUTS ON THE SECURITIES

The below examples are based on the following terms:

Initial Basket Value:	100.00
Coupon Threshold Level:	70.00, which is 70% of the initial basket value
Downside Threshold Level:	60.00, which is 60% of the initial basket value
Hypothetical Adjustments to the Multipliers:	None
Contingent Monthly Coupon:	10.25% per annum (corresponding to approximately $8.542 per month per security)[1]
Stated Principal Amount:	$1,000 per security

1 The actual contingent monthly coupon will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 day-count basis. The hypothetical contingent monthly coupon of $8.542 is used in these examples for ease of analysis.

In Example 1, the basket value is greater than or equal to the initial basket value on one of the monthly determination dates after the initial six-month non-call period. Because the basket value is greater than or equal to the initial basket value on one of the determination dates after the initial six-month non-call period, the securities are automatically redeemed following the relevant determination date. In Examples 2, 3 and 4, the basket value is less than the initial basket value on each determination date after the initial six-month non-call period, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Example 1 – The securities are automatically redeemed following the monthly determination date in September 2022 (which is the first determination date following which the securities can be redeemed), as the basket value is greater than or equal to the initial basket value on such determination date. The basket value is at or above the coupon threshold level on only 1 of the 5 determination dates prior to (and excluding) the determination date immediately preceding the early redemption. Therefore, you would receive the contingent monthly coupon with respect to that determination date, equal to $8.542, but not with respect to the other 4 determination dates. The basket value is greater than or equal to the initial basket value on the determination date in September 2022. Upon early redemption, investors receive the early redemption payment calculated as $1,000 + $8.542 = $1,008.542.

The total payment over the 6-month term of the securities is $8.542 + $1,008.542 = $1,017.084. Investors do not participate in any appreciation of the basket value.

Example 2 – The securities are not redeemed prior to maturity, as the basket value is less than the initial basket value on each monthly determination date after the initial six-month non-call period. The basket value is at or above the coupon threshold level on all 32 monthly determination dates prior to (and excluding) the final determination date, and the final basket value is also at or above the coupon threshold level and above the downside threshold level. Therefore, you would receive (i) the contingent monthly coupons with respect to the 32 determination dates prior to (and excluding) the final determination date, totaling $8.542 × 32 = $273.344, and (ii) the payment at maturity calculated as $1,000 + $8.542 = $1,008.542.

The total payment over the 2.75-year term of the securities $273.344 + $1,008.542 = $1,281.886.

This example illustrates the scenario where you receive a contingent monthly coupon on every contingent payment date throughout the term of the securities and receive your principal back at maturity, resulting in a hypothetical annual interest rate of 10.25% over the 2.75-year term of the securities. This example, therefore, represents the maximum amount payable over the 2.75-year term of the securities. To the extent that coupons are not paid on every contingent payment date, the effective rate of interest on the securities will be less than the hypothetical rate of 10.25% per annum and could be zero.

Example 3 – The securities are not redeemed prior to maturity, as the basket value is less than the initial basket value on each monthly determination date after the initial six-month non-call period. The basket value is at or above the coupon threshold level on 5 of the 32 monthly determination dates prior to (and excluding) the final determination date. The final basket value is 65.00, which is above the downside threshold level but below the coupon threshold level. In this scenario, you receive a payment at maturity equal to the stated principal amount, but do not receive the contingent monthly coupon with respect to the final determination date. Therefore, you would receive (i) the contingent monthly coupons with respect to those 5 determination dates prior to (and excluding) the final determination date, totaling $8.542 × 5 = $42.71, but not for the other 27 determination dates, and (ii) the payment at maturity of $1,000.

The total payment over the 2.75-year term of the securities is $42.71 + $1,000 = $1,042.71.

Example 4 – The securities are not redeemed prior to maturity, as the basket value is less than the initial basket value on each monthly determination date after the initial six-month non-call period. The final basket value is below the coupon threshold level on all of the monthly determination dates, including the final determination date, on which the final basket value is 50.00, which is below the downside threshold level. Therefore, you would receive no contingent monthly coupons, and the payment at maturity would be calculated as $1,000 × (50.00 / 100.00) = $500.

The total payment over the 2.75-year term of the securities is $0 + $500 = $500.

If the securities are not automatically redeemed prior to maturity and the final basket value is less than the downside threshold level, you will lose a significant portion or all of your investment in the securities.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, and, unlike ordinary debt securities, do not guarantee the payment of regular interest or the return of any principal at maturity. Investing in the securities is not equivalent to directly investing in the basket stocks. This section describes the material risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

Risks Relating to an Investment in the Securities

The securities do not guarantee the return of any principal at maturity	The terms of the securities differ from those of ordinary debt securities in that they do not the return of any principal at maturity. Instead, if the securities have not been automatically redeemed prior to maturity, and if the final basket value is less than the downside threshold level, you will be exposed to the decline in the value of the basket as compared to the initial basket value, on a 1 to 1 basis, and the payment at maturity will represent a loss of at least 40% on your initial investment and may be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.
The securities do not provide for the regular payment of interest	The terms of the securities differ from those of ordinary debt securities in that they do not provide for the regular payment of interest. Instead, the securities will pay a contingent monthly coupon only if the basket value is at or above 70% of the initial basket value, which we refer to as the coupon threshold level, on the related determination date. If, on the other hand, the basket value is lower than the coupon threshold level on the relevant determination date, we will pay no coupon on the applicable contingent payment date. It is possible that the basket value will remain below the coupon threshold level for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent monthly coupons. If you do not earn sufficient contingent monthly coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.
Investors will not participate in any appreciation of the basket stocks	Investors will not participate in any appreciation of the basket stocks, and the return on the securities will be limited to the contingent monthly coupons, if any, that are paid with respect to each determination date on which the basket value is greater than or equal to the coupon threshold level. It is possible that the basket value could be below the coupon threshold level on most or all of the determination dates so that you will receive few or no contingent monthly coupons. If you do not earn sufficient contingent monthly coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.
The contingent monthly coupon, if any, is based only on the value of the basket on the related monthly determination date at the end of the related interest period	Whether the contingent monthly coupon will be paid on any contingent payment date will be determined at the end of the relevant interest period, based on the basket value on the relevant monthly determination date. As a result, you will not know whether you will receive the contingent monthly coupon on any contingent payment date until near the end of the relevant interest period. Moreover, because the contingent monthly coupon is based solely on the value of the basket on monthly determination dates, if the basket value on any determination date is below the coupon threshold level, you will receive no coupon for the related interest period, even if the basket value was at or above the coupon threshold level on other days during that interest period.
The automatic early redemption feature may	The term of your investment in the securities may be limited to as short as approximately six months by the automatic early redemption feature of the

limit the term of your investment to approximately six months. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns	securities. If the securities are redeemed prior to maturity, you will receive no more contingent monthly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the securities be redeemed in the first six months of the term of the securities.
The market price will be influenced by many unpredictable factors	Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

•	the market price and performance of each of the basket stocks at any time and, in particular, on any determination date;
•	the volatility (frequency and magnitude of changes in price) and dividend yield, if any, of each of the basket stocks;
•	interest and yield rates in the market;
•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket stocks or stock markets generally and which may affect the final basket value;
•	the time remaining until the next determination date and the maturity of the securities; and
•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. In particular, if the value of the basket has been near or below the coupon threshold level, and especially if the value of the basket has been near or below the downside threshold level, the market value of the securities is expected to decrease substantially, and you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security.

You cannot predict the future performance of the basket stocks based on their historical performance. The value of the basket may decrease and be below the coupon threshold level on each determination date so that you will receive no return on your investment, and the value of the basket may be below the downside threshold level on the final determination date so that you lose more than 40% or all of your initial investment in the securities. There can be no assurance that the basket value will be at or above the coupon threshold level on any determination date so that you will receive a coupon payment on the securities for the applicable interest period, or that it will be at or above the downside threshold level on the final determination date so that you do not suffer a significant loss on your initial investment in the securities. See “Additional Information About the Securities— Basket Stocks; Public Information” below.

The securities will not be listed and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 2.75-year term of the securities	The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.
The securities are subject to our credit risk, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities	You are dependent on our ability to pay all amounts due on the securities upon an automatic early redemption, at maturity or on any contingent payment date, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.
As a finance subsidiary, MSFL has no independent operations and will have no independent assets	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the basket stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the securities is determined by reference to our pricing and	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to

valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.
You have no shareholder rights	Investing in the securities is not equivalent to investing in the basket stocks. As an investor in the securities, you will not participate in any appreciation of any basket stock, and you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to any basket stock. As a result, any return on the securities will not reflect the return you would realize if you actually owned shares of the basket stocks and received the dividends paid or distributions made on them.
The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities	As calculation agent, MS & Co. will determine the initial basket value, the coupon threshold level, the downside threshold level, the final basket value, the contingent monthly coupon, if any, due to you with respect to each determination date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, and, if the securities are not redeemed prior to maturity, the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the calculation of the final basket value and any multiplier adjustments. These potentially subjective determinations may adversely affect the payout to you upon an automatic early redemption or at maturity, if any. For further information regarding these types of determinations, see “Final Terms—Final Basket Value,” “—Determination Dates,” “—Closing Price,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” “Alternate Exchange Calculation in Case of an Event of Default” and “—Adjustments to the Multipliers” below. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.
Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities	One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities, including trading in the basket stocks and in options contracts on the basket stocks, as well as in other instruments related to the basket stocks. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Some of our other affiliates also trade the basket stocks and other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share prices of the basket stocks, and, therefore, could increase the prices at or above which the basket stocks must close on any determination date before you would receive a contingent monthly coupon on the applicable contingent payment date, and could increase the prices at or above which the basket stocks must close on the final determination date so that you do not suffer a significant loss on your initial investment in the securities. Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the value of the basket on the determination dates, and, accordingly, whether the securities are automatically redeemed prior to maturity, whether we pay a contingent monthly coupon on the securities and the amount of cash you receive at maturity, if any.
The U.S. federal income tax consequences of an investment in the securities are uncertain

There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “Additional Information About the Securities—Tax Considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued, in accordance with your regular method of tax accounting. Under this treatment, the ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the securities) and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Non-U.S. Holders (as defined below) should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.
You have no shareholder rights	Investing in the securities is not equivalent to investing in the basket stocks. As an investor in the securities, you will not participate in any appreciation of any basket stock, and you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to any basket stock. As a result, any return on the securities will not reflect the return you would realize if you actually owned shares of the basket stocks and received the dividends paid or distributions made on them.
The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities	As calculation agent, MS & Co. will determine the initial basket value, the coupon threshold level, the downside threshold level, the final basket value, the contingent monthly coupon, if any, due to you with respect to each determination date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, and, if the securities are not redeemed prior to maturity, the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the calculation of the final basket value and any multiplier adjustments. These potentially subjective determinations may adversely affect the payout to you upon an automatic early redemption or at maturity, if any. For further information regarding these types of determinations, see “Final Terms—Final Basket Value,” “—Determination Dates,” “—Closing Price,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” “Alternate Exchange Calculation in Case of an Event of Default” and “—Adjustments to the Multipliers” below. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.
Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities	One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities, including trading in the basket stocks and in options contracts on the basket stocks, as well as in other instruments related to the basket stocks. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Some of our other affiliates also trade the basket stocks and other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share prices of the basket stocks, and, therefore, could increase the prices at or above which the basket stocks must close on any determination date before you would receive a contingent monthly coupon on the applicable contingent payment date, and could increase the prices at or above which the basket stocks must close on the final determination date so that you do not suffer a significant loss on your initial investment in the securities. Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the value of the basket on the determination dates, and, accordingly, whether the securities are automatically redeemed prior to maturity, whether we pay a contingent

Risks Relating to the Basket Stocks

Changes in the value of one or more basket stock(s) may offset changes in the value of the other(s)	Price movements in the basket stocks may not correlate with each other. At a time when the price of one or more basket stock(s) increases, the price of the other basket stock(s) may not increase as much, or may even decline in value. Therefore, in calculating the basket value on any determination date, the increase in the price of one or more basket stock(s) may be moderated, or wholly offset, by a lesser increase or decline in the price of the other basket stock(s). For further information on each of the basket stocks, please see Annex A to this pricing supplement. You can review the historical closing prices for each of the basket stocks for each calendar quarter in the period from January 1, 2017 through March 21, 2022 in Annex A. You cannot predict the future performance of any basket stock, or of the basket as a whole, or whether increase(s) in the value of one or more basket stock(s) will be offset by decrease(s) in the value of the other basket stock(s), based on the historical information included in this pricing supplement.
valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.
You have no shareholder rights	Investing in the securities is not equivalent to investing in the basket stocks. As an investor in the securities, you will not participate in any appreciation of any basket stock, and you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to any basket stock. As a result, any return on the securities will not reflect the return you would realize if you actually owned shares of the basket stocks and received the dividends paid or distributions made on them.
The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities	As calculation agent, MS & Co. will determine the initial basket value, the coupon threshold level, the downside threshold level, the final basket value, the contingent monthly coupon, if any, due to you with respect to each determination date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, and, if the securities are not redeemed prior to maturity, the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the calculation of the final basket value and any multiplier adjustments. These potentially subjective determinations may adversely affect the payout to you upon an automatic early redemption or at maturity, if any. For further information regarding these types of determinations, see “Final Terms—Final Basket Value,” “—Determination Dates,” “—Closing Price,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” “Alternate Exchange Calculation in Case of an Event of Default” and “—Adjustments to the Multipliers” below. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.
Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities	One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities, including trading in the basket stocks and in options contracts on the basket stocks, as well as in other instruments related to the basket stocks. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Some of our other affiliates also trade the basket stocks and other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share prices of the basket stocks, and, therefore, could increase the prices at or above which the basket stocks must close on any determination date before you would receive a contingent monthly coupon on the applicable contingent payment date, and could increase the prices at or above which the basket stocks must close on the final determination date so that you do not suffer a significant loss on your initial investment in the securities. Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the value of the basket on the determination dates, and, accordingly, whether the securities are automatically redeemed prior to maturity, whether we pay a contingent
The basket stock prices are volatile	The trading prices of stocks can be volatile. Fluctuations in the trading prices of the basket stocks may result in a significant disparity between the prices of the basket stocks on any determination date and the overall performance of the basket stocks over the term of the securities.
We are not affiliated with the issuers of the basket stocks	We are not affiliated with any of the issuers of the basket stocks, and the issuers of the basket stocks are not involved with this offering in any way. Consequently, we have no ability to control the actions of the issuers of the basket stocks, including any corporate actions of the type that would require the calculation agent to adjust the multipliers of the basket stocks. The issuers of the basket stocks have no obligation to consider your interests as an investor in the securities in taking any corporate actions that might affect the value of your securities. None of the money you pay for the securities will go to the issuers of the basket stocks.
We may engage in business with or involving one or more of the issuers of the basket stocks without regard to your interests	We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the basket stocks without regard to your interests, including extending loans to, or making equity investments in, one or more of the issuers of the basket stocks or their affiliates or subsidiaries, or providing advisory services to one or more of the issuers of the basket stocks, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about one or more of the issuers of the basket stocks. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the basket stocks. These research reports may or may not recommend that investors buy or hold the basket stocks. The basket was compiled independently of any research recommendations and may not be consistent with such recommendations. Furthermore, the composition of the basket will not be affected by any change that we or our affiliates may make in our recommendations or decisions to begin or discontinue coverage of any of the issuers of the basket stocks in our research reports.
The adjustments to the multipliers the calculation agent is required to make do not cover every corporate event that can affect the basket stocks	MS & Co., as calculation agent, will adjust the multiplier for a basket stock for certain events affecting the basket stock, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the basket stock, such as mergers. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the basket stocks. For example, the calculation agent is not required to make any adjustments if the issuer of a basket stock or anyone else makes a partial tender or partial exchange offer for that basket stock. If an event occurs that does not require the calculation agent to adjust a multiplier, the market price of the securities may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, a multiplier may materially and adversely affect the value of the securities.
The closing prices of the basket stocks may come to be based on the value of the stock of companies other than the issuers of the basket stocks	Following certain corporate events relating to a basket stock, such as a stock-for-stock merger where the basket stock is not the surviving entity, you will receive at maturity an amount based on the closing price of the stock of a successor corporation to the issuer of the basket stock. Following certain other corporate events relating to a basket stock, such as a merger event where holders of the basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, the value of such cash consideration will be reallocated to the other, unaffected basket stocks. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Terms—Adjustments to the Multipliers.” You should read this section in order to understand these and other adjustments that may be made to your securities.

FINAL TERMS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Security” refers to each $1,000 stated principal amount of our Contingent Income Auto-Callable Securities due December 27, 2024, with 6-Month Initial Non-Call Period Based on the Performance of a Basket Composed of the Common Stock of Apple Inc., the Common Stock of Advanced Micro Devices, Inc., the Common Stock of NVIDIA Corporation and the Common Stock of Marvell Technology, Inc. We refer to each stock composing the basket individually as a “Basket Stock” and collectively as the “Basket Stocks.”

Aggregate Principal Amount	$6,050,000
Original Issue Date (Settlement Date)	March 24, 2022
Pricing Date	March 21, 2022
Maturity Date	December 27, 2024, subject to extension in accordance with the following paragraph in the event of non-Trading Days or a Market Disruption Event with respect to any Basket Stock(s) on the Final Determination Date.
If, due to non-Trading Days, a Market Disruption Event or otherwise, the Final Determination Date for any Basket Stock is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following that Final Determination Date as postponed, and no adjustment will be made to any payment made on that postponed date. See “––Determination Dates” below.
Stated Principal Amount	$1,000 per Security
Issue Price	$1,000 per Security
Denominations	$1,000 and integral multiples thereof
CUSIP Number	61773QMJ5
ISIN	US61773QMJ57
Minimum Purchase	1 Security
Specified Currency	U.S. dollars
Contingent Monthly Coupon	Unless the Securities have been previously redeemed pursuant to “Early Redemption” below, the Contingent Monthly Coupon payable on this Security on each Contingent Payment Date will be payable at an annual rate of 10.25% for the related Interest Period (computed on the basis of a year of 360 days and twelve 30-day months); provided that a Contingent Monthly Coupon will be payable for such Interest Period only if the Basket Value is at or above the Coupon Threshold Level on the related Determination Date.

Interest Period	The monthly period from and including the Original Issue Date (in the case of the first Interest Period) or the previous scheduled Contingent Payment Date, as applicable, to but excluding the following scheduled Contingent Payment Date, with no adjustment for any postponement thereof.

Basket Value	The Basket Value on any day equals the sum of the products of (i) the Closing Price for each Basket Stock on such day and (ii) the Multiplier for such Basket Stock on such day.
Early Redemption	If, on any Determination Date occurring on or after September 21, 2022 to but excluding the final Determination Date, the Basket Value is greater than or equal to the Initial Basket Value, we will redeem the Securities, in whole and not in part, for the Early Redemption Payment on the Early Redemption Date following such Determination Date (as may be postponed pursuant to “––Determination Dates” below).
In the event that the Securities are subject to Early Redemption, we will, or will cause the Calculation Agent to, (i) on the Business Day following the applicable Determination Date (as may be postponed pursuant to “––Determination Dates” below), give notice of the Early Redemption of the Securities, the applicable Early Redemption Payment amount due and the payment date of the applicable Early Redemption Payment to the Trustee, upon which notice the Trustee may conclusively rely, and to The Depository Trust Company, which we refer to as DTC, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the applicable Contingent Payment Date. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.
Early Redemption Dates	Beginning after six months, monthly, as set forth under “Final Terms–Determination Dates, Contingent Payment Dates and Early Redemption Dates” below; provided that if any such day is not a Business Day, the Securities will be redeemed on the next succeeding Business Day and no adjustment will be made to any Early Redemption Payment made on that succeeding Business Day.

Early Redemption Payment	The Early Redemption Payment will equal for each $1,000 Stated Principal Amount of Securities (i) the Stated Principal Amount plus (ii) the Contingent Monthly Coupon with respect to the related Determination Date.
Contingent Payment Dates	Monthly, as set forth under “Final Terms–Determination Dates, Contingent Payment Dates and Early Redemption Dates” below; provided that if any scheduled Contingent Payment Date is not a Business Day, that Contingent Monthly Coupon, if any, will be paid on the next succeeding Business Day and no adjustment will be made to any coupon payment made on that succeeding Business Day; provided further that the final Contingent Monthly Coupon, if any, will be paid on the Maturity Date.
Payment at Maturity	If the Securities have not been automatically redeemed prior to maturity, investors will receive for each $1,000 Stated Principal Amount of Securities an amount in cash equal to:

•	if the Final Basket Value is greater than or equal to the Downside Threshold Level, the Stated Principal Amount, and, if the Final Basket Value is also greater than or equal to the Coupon Threshold Level, the Contingent Monthly Coupon with respect to the Final Determination Date; or

•	if the Final Basket Value is less than the Downside Threshold Level, (i) the Stated Principal Amount times (ii) the Basket Performance Factor.

If the Basket declines to below 60% of the Initial Basket Value, you will be exposed to the full decline on a 1-to-1 basis, and you will lose more than 40%, and possibly all, of your investment.
We will, or will cause the Calculation Agent to, (i) provide written notice to the Trustee, upon which notice the Trustee may conclusively rely, and to DTC of the amount of cash, if any, to be delivered with respect to each $1,000 Stated Principal Amount of Securities on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “Additional Information About the Securities—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.
Basket	The Basket is composed of the stocks of four issuers. See “—Basket Stocks” below.
Basket Stocks	The Basket is composed of the stocks of four companies, as listed in the table below. The table sets forth the Bloomberg ticker symbol for each Basket Stock, the exchange on which each Basket Stock is listed, the percentage of the Initial Basket Value represented by such Basket Stock, the Initial Share Price for each Basket Stock and the initial Multiplier for such Basket Stock, as calculated on the Pricing Date.

Issuer of Basket Stock	Bloomberg Ticker Symbol*	Exchange	Percentage of Initial Basket Value	Initial Share Price	Multiplier
Apple Inc.	AAPL	Nasdaq Global Select Market	25%	$165.38	0.151167009
Advanced Micro Devices, Inc.	AMD	Nasdaq Global Select Market	25%	$115.92	0.215665977
NVIDIA Corporation	NVDA	Nasdaq Global Select Market	25%	$267.34	0.093513877
Marvell Technology, Inc.	MRVL	Nasdaq Global Select Market	25%	$70.71	0.353556781
*Bloomberg Ticker Symbols are being provided for reference purposes only.
Multiplier	The initial Multiplier for each Basket Stock will be set on the Pricing Date, based on such Basket Stock’s respective Closing Price on such date, so that each Basket Stock will be reflected in the predetermined Initial Basket Value of 100 in accordance with its equal percentage weighting within the Basket. The Multiplier for each Basket Stock will remain constant for the term of the Securities, subject to adjustment for certain corporate and other events relating to the issuer of that Basket Stock. See “—Adjustments to the Multipliers” below.
Basket Performance Factor	A fraction, the numerator of which is the Final Basket Value and the denominator of which is the Initial Basket Value.
Initial Basket Value	100, which is equal to the sum of the products of (i) the Closing Price of each Basket Stock on the Pricing Date and (ii) the Multiplier for such Basket Stock on such date, as determined by the Calculation Agent.
Final Basket Value	The Basket Value on the Final Determination Date, as determined by the Calculation Agent.
Coupon Threshold Level	70, which is 70% of the Initial Basket Value
Downside Threshold Level	60, which is 60% of the Initial Basket Value
Initial Share Price	For each Basket Stock, the Closing Price for such Basket Stock on the Pricing Date, as set forth in the table under “Basket Stocks—Initial Share Price” above.
Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Record Date	The Record Date for each Contingent Payment Date, including the Contingent Payment Date scheduled to occur on the Maturity Date, will be the date one Business Day prior to such scheduled Contingent Payment Date.
Determination Dates	Monthly, as set forth below, subject to postponement for non-Trading Days and certain Market Disruption Events. We also refer to December 23, 2024, the third scheduled Business Day prior to the scheduled Maturity Date, as the Final Determination Date.
Determination Dates, Contingent Payment Dates and Early Redemption Dates
Determination Dates	Contingent Payment Dates / Early Redemption Dates
April 21, 2022*	April 26, 2022*
May 23, 2022*	May 26, 2022*
June 21, 2022*	June 24, 2022*
July 21, 2022*	July 26, 2022*
August 22, 2022*	August 25, 2022*
September 21, 2022	September 26, 2022
October 21, 2022	October 26, 2022
November 21, 2022	November 25, 2022

December 21, 2022	December 27, 2022
January 23, 2023	January 26, 2023
February 21, 2023	February 24, 2023
March 21, 2023	March 24, 2023
April 21, 2023	April 26, 2023
May 22, 2023	May 25, 2023
June 21, 2023	June 26, 2023
July 21, 2023	July 26, 2023
August 21, 2023	August 24, 2023
September 21, 2023	September 26, 2023
October 23, 2023	October 26, 2023
November 21, 2023	November 27, 2023
December 21, 2023	December 27, 2023
January 22, 2024	January 25, 2024
February 21, 2024	February 26, 2024
March 21, 2024	March 26, 2024
April 22, 2024	April 25, 2024
May 21, 2024	May 24, 2024
June 21, 2024	June 26, 2024
July 22, 2024	July 25, 2024
August 21, 2024	August 26, 2024
September 23, 2024	September 26, 2024
October 21, 2024	October 24, 2024
November 21, 2024	November 26, 2024
December 23, 2024 (Final Determination Date)	December 27, 2024 (Maturity Date)
* The Securities are not subject to automatic Early Redemption until the 6th Contingent Payment Date, which is September 26, 2022.

If any scheduled Determination Date is not a trading day with respect to any Basket Stock or if there is a market disruption event with respect to any Basket Stock on such day, the Determination Date for that Basket Stock only shall be the next succeeding trading day on which there is no market disruption event; provided that if a market disruption event has occurred on each of the five consecutive trading days immediately succeeding such scheduled Determination Date, then (i) such fifth succeeding trading day shall be deemed to be the relevant Determination Date for such affected Basket Stock notwithstanding the occurrence of a market disruption event on such day and (ii) with respect to any such fifth trading day on which a market disruption event occurs, the Calculation Agent shall determine the Closing price of such Basket Stock on such fifth trading day based on the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price for such Basket Stock shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.
Closing Price	The Closing Price for one share of a Basket Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:
(i)	if such Basket Stock (or any such other security) is listed on a national securities exchange (other than The Nasdaq Stock Market LLC (the “Nasdaq”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Basket Stock (or any such other security) is listed,

(ii)	if such Basket Stock (or any such other security) is a security of the Nasdaq, the official closing price published by the Nasdaq on such day, or

(iii)	if such Basket Stock (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If such Basket Stock (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of such Basket Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to a Basket Stock (or any such other security) or the last reported sale price or the official closing price published by the Nasdaq, as applicable, for such Basket Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. LLC and its successors (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price and Multiplier for such Basket Stock will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto or, if applicable, the OTC Reporting Facility operated by FINRA. See “—Adjustments to the Multipliers” below.
Trading Day	With respect to any Basket Stock, a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange (“NYSE”), the Nasdaq, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.
Senior Note or Subordinated Note	Senior
Trustee	The Bank of New York Mellon
Agent	MS & Co.
Calculation Agent	MS & Co. and its successors
All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on investors in the Securities, the Trustee and the Issuer.
All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts, if any, paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.
Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Basket Value, what adjustments should be made, if any, to the Multiplier with respect to a Basket Stock or whether a Market Disruption Event has occurred. See “Market Disruption Event” and “Adjustments to the Multipliers” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.
Market Disruption Event	“Market Disruption Event” means, with respect to any Basket Stock:
(i) the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of such Basket Stock on the primary market for such Basket Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market, or
(b) a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Stock as a result of which the reported trading prices for such Basket Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate, or
(c) the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to such Basket Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and
(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position in such Basket Stock with respect to the Securities.
For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures contract or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on any Basket Stock by the primary securities market trading in such options, if available, by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Basket Stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to any Basket Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.
Relevant Exchange	Relevant Exchange means the primary exchange or market of trading for any Basket Stock.
Alternate Exchange Calculation
in Case of an Event of Default	If an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration

Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:
• the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus
• the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.
During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.
Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.
If the maturity of the Securities is accelerated because of an Event of Default as described above, we will, or will cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.
Default Quotation Period
The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

• no quotation of the kind referred to above is obtained, or
• every quotation of that kind obtained is objected to within five Business Days after the due date as described above.
If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.
In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Final Determination Date, then the Acceleration Amount will equal the principal amount of the Securities.
Qualified Financial Institutions
For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:
• A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
• P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.
Issuer Notices to Registered Security
Holders, the Trustee and the Depositary	In the event that the Maturity Date is postponed due to postponement of the Final Determination Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile, confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date, and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the final Determination Date as postponed.
In the event that the Securities are subject to Early Redemption, the issuer shall, (i) on the Business Day following the applicable Determination Date, give notice of the Early Redemption and the Early Redemption Payment, including specifying the payment date of the amount due upon the Early Redemption, (x) to each registered holder of the Securities by mailing notice of such Early Redemption by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (z) to the depositary by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid, and (ii) on or prior to the Early Redemption Date, deliver the aggregate cash amount due with respect to the securities to the Trustee for delivery to the depositary, as holder of the Securities. Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the issuer, with any such request to be accompanied by a copy of the notice to be given.
The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to the depositary of the amount of cash to be delivered as Contingent Monthly Coupon, if any, with respect to each Security on or prior to 10:30 a.m. (New York City time) on the Business Day preceding each Contingent Payment Date, and (ii) deliver the aggregate cash amount due, if any, with respect to the Contingent Monthly Coupon to the Trustee for delivery to the depositary, as holder of the Securities, on the applicable Contingent Payment Date.
The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to the depositary of the amount of cash, if any, to be delivered with respect to the Securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the securities, if any, to the Trustee for delivery to the depositary, as holder of the Securities, on the Maturity Date.
Adjustments to the Multipliers	The Multiplier with respect to a Basket Stock will be adjusted as follows:
1. If a Basket Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Multiplier for such Basket Stock will be adjusted to equal the product of the prior Multiplier for such Basket Stock and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Stock.
2. If a Basket Stock is subject (i) to a stock dividend (issuance of additional shares of such Basket Stock) that is given ratably to all holders of shares of such Basket Stock or (ii) to a distribution of such Basket Stock as a result of the triggering of any provision of the corporate charter of the issuer of such Basket Stock, then once the dividend has become effective and such Basket Stock is trading ex-dividend, the Multiplier for such Basket Stock will be adjusted so that the new Multiplier for such Basket Stock will equal the prior Multiplier for such Basket Stock plus the product of (i) the number of shares issued with respect to one share of such Basket Stock and (ii) the prior Multiplier for such Basket Stock.
3. If the issuer of a Basket Stock issues rights or warrants to all holders of a Basket Stock to subscribe for or purchase such Basket Stock at an exercise price per share less than the Closing Price of such Basket Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Securities, then the Multiplier for such Basket Stock will be adjusted to equal the product of the prior Multiplier for such Basket Stock and a fraction, the numerator of which will be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which will be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock which the aggregate offering price of the total number of shares of such Basket Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which will be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.
4. There will be no required adjustments to a Multiplier to reflect cash dividends or other distributions paid with respect to a Basket Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to any Basket Stock will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for such Basket Stock by an amount equal to at least 10% of the Closing Price of such Basket Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in such Basket Stock on the primary U.S. organized securities exchange or trading system on which such Basket Stock is traded or trading system no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend (such Closing Price, the “Base Closing Price”). Subject to the following sentence, if an Extraordinary Dividend occurs with respect to any Basket Stock, the Multiplier with respect to such Basket Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Multiplier will equal the product of (i) the then current Multiplier and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend Amount. If any Extraordinary Dividend Amount is at least 35% of the Base Closing Price, then, instead of adjusting the Multiplier of such Affected Basket Stock (as defined below), the Basket Value will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated equally among the Unaffected Basket Stocks as described in clause (c)(ii) of paragraph 5 below. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for any Basket Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Basket Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination will be conclusive in the absence of manifest error. A distribution on any Basket Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below will cause an adjustment to the Multiplier pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.
5. Any of the following will constitute a Reorganization Event: (i) a Basket Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Basket Stock, (ii) the issuer of a Basket Stock or any surviving entity or subsequent surviving entity of the issuer of such Basket Stock (an “Issuer Successor”) has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) the issuer of a Basket Stock or any Issuer Successor completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) the issuer of a Basket Stock is liquidated, (v) the issuer of a Basket Stock issues to all of its shareholders equity securities of an issuer other than the issuer of such Basket Stock (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spinoff Stock”) or (vi) the issuer of a Basket Stock or any Issuer Successor is the subject of a tender or exchange offer or going-private transaction on all of the outstanding shares of such Basket Stock. If any Reorganization Event occurs, in each case as a result of which the holders of a Basket Stock receive any equity security listed on a national securities exchange (a “Marketable Security”), other securities or other property, assets or cash (collectively, “Exchange Property”), the Multiplier for such Basket Stock and/or any for any New Stock (as defined below) on any Determination Date (or, if applicable, in the case of Spinoff Stock, the ex-dividend date for the distribution of such Spinoff Stock) will be determined in accordance with the following:
(a) if such Basket Stock continues to be outstanding (if applicable, as reclassified upon the issuance of any tracking stock), the Multiplier in effect on such Determination Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and
(b) for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or Spinoff Stock or the receipt of any stock received in exchange for such Basket Stock, the number of shares of the New Stock received with respect to one share of the Basket Stock multiplied by the Multiplier in effect for such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the “New Stock Multiplier”), as adjusted to such Determination Date (taking into account any adjustments for distributions described under clause (c)(i) below); and
(c) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”),
(i) if the combined value of the amount of Non-Stock Exchange Property received per share of such Basket Stock, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of the Basket Stock is less than 25% of the Closing Price of the Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event, a number of shares of the Basket Stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, with respective values in proportion to the relative Closing Prices of the Basket Stock and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Multiplier in effect for such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event, based on such Closing Prices, in each case as determined by the Calculation Agent in its sole discretion, on the effective date of such Reorganization Event; and the number of such shares of the Basket Stock or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Multiplier in subparagraph (a) above and/or the New Stock Multiplier in subparagraph (b) above, as applicable, or
(ii) if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the Closing Price of such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event or, if the Basket Stock is surrendered exclusively for Non-Stock Exchange Property (in each case, a “Reference Basket Event”), the Multiplier of each Basket Stock (each an “Unaffected Basket Stock”) other than the Basket Stock affected by such Reference Basket Event (the “Affected Basket Stock”) will equal (A) the then current Multiplier for such Unaffected Basket Stock plus (B) (i) the amount of cash received per share of the Affected Basket Stock times the applicable Multiplier for such Affected Basket Stock on the date of such Reference Basket Event times (ii) a fraction, the numerator of which is the Multiplier of such Unaffected Basket Stock as of the Trading Day immediately following the day on which a holder of the Affected Basket Stock receives such cash and the denominator of which is the sum of the products of the Closing Price of each of the Unaffected Basket Stocks and the corresponding Multiplier of such Unaffected Basket Stock, each determined by the Calculation Agent on such Trading Day.
Following the allocation of any Extraordinary Dividend to the Unaffected Basket Stocks pursuant to paragraph 4 above or any Reorganization Event described in paragraph 5, the Basket Value on the applicable Determination Date determined by the Calculation Agent will be an amount equal to the sum of:
(x) if applicable, the Closing Price of each Basket Stock times the Multiplier then in effect for such Basket Stock; and
(y) if applicable, the Closing Price of each New Stock times the New Stock Multiplier then in effect for such New Stock.
For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraphs 4 or 5 above, (i) references to “Basket Stock” under “—Closing Price” and “—Market Disruption Event” will be deemed to also refer to any New Stock, and (ii) all other references in this pricing supplement to “Basket Stock” will be deemed to refer to any New Stock and references to a “share” or “shares” of a Basket Stock will be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock, unless the context otherwise requires. The New Stock Multiplier(s) resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above will be subject to the adjustments set forth in paragraphs 1 through 5 hereof.
If a Closing Price for a Basket Stock is no longer available for a Basket Stock for whatever reason, including the liquidation of the issuer of such Basket Stock or the subjection of the issuer to a proceeding under any applicable bankruptcy, insolvency or other similar law and a Closing Price is not determined pursuant to adjustments made under paragraph 5 above, then the value of such Basket Stock will equal zero for so long as no Closing Price is available. There will be no substitution for any such Basket Stock.
No adjustment to any Multiplier for any Basket Stock (including for this purpose, any New Stock Multiplier) will be required unless such adjustment would require a change of at least .1% in the Multiplier of such Basket Stock then in effect. The Multiplier resulting from any of the adjustments specified above will be rounded to the nearest one billionth, with five ten-billionths rounded upward. Adjustments to the Multipliers will be made up to and including the Final Determination Date.
No adjustments to the Multiplier for any Basket Stock or method of calculating the Multiplier will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Closing Price of a Basket Stock, including, without limitation, a partial tender or exchange offer for a Basket Stock.
The Calculation Agent will be solely responsible for the determination and calculation of any adjustments to any Multiplier for a Basket Stock, any New Stock Multiplier or method of calculating the Non-Stock Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.
The Calculation Agent will provide information as to any adjustments to any Multiplier, or to the method of calculating the Basket Value made pursuant to paragraph 5 above, upon written request by any investor in the Securities.

ADDITIONAL INFORMATION ABOUT THE SECURITIES

Listing	The Securities will not be listed on any securities exchange.
Minimum Ticketing Size	$1,000 / 1 Security
Book Entry Note or Certificated Note	Book Entry. The securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.
Basket Stocks; Public Information	For information on each of the Basket Stocks, please see Annex A.
The issuers of the Basket Stocks are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission’s website is.www.sec.gov. Information provided to or filed with the Commission by each of the issuers of the Basket Stocks pursuant to the Exchange Act can be located by reference to its respective Commission file number, set forth in Annex A. In addition, information regarding the issuers of the Basket Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.
This pricing supplement relates only to the Securities referenced hereby and does not relate to the Basket Stocks or other securities of the issuers of the Basket Stocks. We have derived all disclosures contained in this pricing supplement regarding the issuers of the Basket Stocks from the publicly available documents described in the preceding paragraph. In connection with the offering of the Securities, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Basket Stocks in connection with the offering of the Securities. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding the issuers of the Basket Stocks is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs) that would affect the Closing Prices of the Basket Stocks have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Basket Stocks could affect the value received at maturity with respect to the Securities and therefore the value of the Securities.
Neither we nor any of our affiliates makes any representation to you as to the performance of any of the Basket Stocks or the Basket as a whole.
We and/or our affiliates may presently or from time to time engage in business with the issuers of the Basket Stocks, including extending loans to, or making equity investments in, the issuers of the Basket Stocks or providing advisory services to the issuers of the Basket Stocks, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the issuers of the Basket Stocks, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the issuers of the Basket Stocks, and these reports may or may not recommend that investors buy or hold the Basket Stocks. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a purchaser of the Securities, you should undertake an independent investigation of the issuers of the Basket Stocks as in your judgment is appropriate to make an informed decision with respect to an investment linked to the Basket Stocks.
Historical Information	For further information on each of the Basket Stocks, please see Annex A to this Pricing Supplement, which shows historical Closing Prices for each of the Basket Stocks for each calendar quarter in the period from January 1, 2017 through March 21, 2022. We obtained the information in the tables included in Annex A from Bloomberg Financial Markets, without independent verification.
Use of Proceeds and Hedging	The proceeds we receive from the sale of the Securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described beginning on PS-2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.
On or prior to the Pricing Date, we expect to hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the Basket Stocks or in options contracts on the Basket Stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the Initial Share Prices of the Basket Stocks, and, therefore, could increase the prices at or above which the Basket Stocks must close on any Determination Date before you would receive a Contingent Monthly Coupon on the applicable Contingent Payment Date, and could increase the prices at or above which the Basket Stocks must close on the Final Determination Date so that you do not suffer a significant loss on your initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities by purchasing and selling Basket Stocks, futures or options contracts on the Basket Stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on any Determination Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Determination Date approaches. We cannot give any assurance that our hedging activities will not affect the value of the Basket Stocks and, therefore, adversely affect the value of the Securities or whether a Contingent Monthly Coupon is payable on any Contingent Payment Date, and the Payment at Maturity, if any.
Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest	Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the Agent a fixed sales commission of $32.50 for each Security they sell.
MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.
MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.
In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market after the offering. A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.
Validity of the Securities	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated

November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.
Tax Considerations	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to investors in the Securities who:
• purchase the Securities in the original offering; and
• hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
• certain financial institutions;
• insurance companies;
• certain dealers and traders in Securities or commodities;
• investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
• U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts; or
• tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.
As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. The effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income. Moreover, the discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.
This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
General
Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein. We intend to treat a Security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of each Security as described in the previous paragraph.
Tax Consequences to U.S. Holders
This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• a citizen or individual resident of the United States;
• a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or
• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.
Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.
Tax Treatment of Coupon Payments. Any coupon payment on the Securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.
Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. For this purpose, the amount realized does not include any coupon paid at settlement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at the time of the sale, exchange or settlement, and should be short-term capital gain or loss otherwise. The ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations.
Possible Alternative Tax Treatments of an Investment in the Securities
Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.
Other alternative federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.
Backup Withholding and Information Reporting
Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.
Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:
• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign estate or trust.
The term “Non-U.S. Holder” does not include any of the following holders:
• a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;
• certain former citizens or residents of the United States; or
• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.
Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.
Although significant aspects of the tax treatment of each Security are uncertain, we intend to withhold on any coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the Securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the Securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.
Section 871(m) Withholding Tax on Dividend Equivalents
Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to Securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to Securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).
Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.
U.S. Federal Estate Tax
Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the Securities may be treated as U.S.-situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.
Backup Withholding and Information Reporting
Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the Securities and the payment of proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
FATCA
Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. Under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). While the treatment of the Securities is unclear, you should assume that any coupon payment with respect to the Securities will be subject to the FATCA rules. If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.
The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.

Annex A

Price and Historical Information Available for Basket Stocks

The tables below set forth the published high and low Closing Prices of, as well as dividends on, each Basket Stock for each calendar quarter during 2017, 2018, 2019, 2020, 2021 and 2022 through March 21, 2022. We obtained the information in the tables below from Bloomberg Financial Markets without independent verification.

The graph below illustrates the performance of the Basket from January 1, 2017 through March 21, 2022, assuming the Basket Stocks are weighted as set forth herein and that the value of the Basket on January 1, 2017 was 100. The graph is based on information from Bloomberg, and illustrates the actual aggregate performance of the Basket Stocks and the effect of the offset and/or correlation among the Basket Stocks during the same period. You cannot predict the future performance of any of the Basket Stocks or of the Basket as a whole, or whether an increase in the price of any of the Basket Stocks will be offset by a decrease in the price of any of the other Basket Stocks, based on their historical performance.  Past performance of the Basket is not indicative of the future performance of the Basket.

The historical Closing Prices of the Basket Stocks may have been adjusted for stock splits and other corporate events. The historical performance of the Basket Stocks set out in the tables and graph below should not be taken as an indication of their future performance, and no assurance can be given as to the Basket Value on any of the Determination Dates. If the Securities are not automatically redeemed prior to maturity and if the Final Basket Value has declined to below the Downside Threshold Level, you will lose a significant portion or all of your initial investment at maturity. We cannot give you any assurance that the Securities will be redeemed prior to maturity, or that, if the Securities are not redeemed, the Final Basket Value will be at or above the Downside Threshold Level so that at maturity you will not lose a significant portion or all of your investment. The Basket Stocks may be, and each has recently been, volatile, and we can give you no assurance that the volatility will lessen.

Apple Inc. designs, manufactures and markets mobile communication and media devices, personal computers and portable digital music players, and sells a variety of related software, services, peripherals, networking solutions and third-party digital content and applications. Its Securities and Exchange Commission file number is 001-36743.				Advanced Micro Devices, Inc. manufactures semiconductor products. Its Securities and Exchange Commission file number is 001-07882.
Apple Inc.	High ($)	Low ($)	Dividends ($)	Advanced Micro Devices, Inc.	High ($)	Low ($)	Dividends ($)
(CUSIP 037833100)				(CUSIP 007903107)
2017				2017
First Quarter	36.03	29.01	0.1425	First Quarter	15.20	9.75	-
Second Quarter	39.03	35.17	0.1575	Second Quarter	14.64	10.04	-
Third Quarter	41.01	35.68	0.1575	Third Quarter	14.76	12.05	-
Fourth Quarter	44.11	38.37	0.1575	Fourth Quarter	14.26	9.90	-
2018				2018
First Quarter	45.43	38.79	0.1575	First Quarter	13.74	9.81	-
Second Quarter	48.50	40.58	0.1825	Second Quarter	17.11	9.53	-
Third Quarter	57.09	45.98	0.1825	Third Quarter	32.72	15.00	-
Fourth Quarter	58.02	36.71	0.1825	Fourth Quarter	31.42	16.65	-
2019				2019
First Quarter	48.77	35.55	0.1825	First Quarter	27.89	17.05	-
Second Quarter	52.94	43.33	0.1925	Second Quarter	33.23	26.24	-
Third Quarter	55.99	48.34	0.1925	Third Quarter	34.39	27.99	-
Fourth Quarter	73.41	54.74	0.1925	Fourth Quarter	46.63	28.23	-
2020				2020
First Quarter	81.80	56.09	0.1925	First Quarter	58.90	38.71	-
Second Quarter	91.63	60.23	0.205	Second Quarter	57.44	42.59	-
Third Quarter	134.18	91.03	0.205	Third Quarter	92.18	52.34	-
Fourth Quarter	136.69	108.77	0.205	Fourth Quarter	97.12	74.70	-
2021				2021
First Quarter	143.16	116.36	0.205	First Quarter	97.25	73.96	-
Second Quarter	136.96	122.77	0.22	Second Quarter	93.93	73.09	-
Third Quarter	156.69	137.27	0.22	Third Quarter	118.77	85.89	-
Fourth Quarter	180.33	139.14	0.22	Fourth Quarter	161.91	100.34	-
2022				2022
First Quarter (through March 21, 2022)	182.01	150.62	0.22	First Quarter (through March 21, 2022)	150.24	102.25	-

NVIDIA Corporation is a visual computing company. Its Securities and Exchange Commission file number is 000-23985.				Marvell Technology, Inc. is a supplier of infrastructure semiconductor solutions. Its Securities and Exchange Commission file number is 000-30877.
NVIDIA Corporation	High ($)	Low ($)	Dividends ($)	Marvell Technology, Inc.	High ($)	Low ($)	Dividends ($)
(CUSIP 67066G104)				(CUSIP G5876H105)
2017				2017
First Quarter	29.78	24.42	0.035	First Quarter	16.39	13.95	0.06
Second Quarter	39.99	23.87	0.035	Second Quarter	17.84	14.68	0.06
Third Quarter	46.89	34.83	0.035	Third Quarter	18.43	15.05	0.06
Fourth Quarter	54.24	44.75	0.0375	Fourth Quarter	23.83	18.20	0.06
2018				2018
First Quarter	62.62	49.84	0.0375	First Quarter	24.37	20.52	0.06
Second Quarter	66.73	53.56	0.0375	Second Quarter	22.49	19.91	0.06
Third Quarter	70.93	59.21	0.0375	Third Quarter	22.66	18.33	0.06
Fourth Quarter	72.34	31.77	0.04	Fourth Quarter	19.57	14.41	0.06
2019				2019
First Quarter	45.99	32.00	0.04	First Quarter	20.79	15.77	0.06
Second Quarter	48.03	33.45	0.04	Second Quarter	25.47	20.18	0.06
Third Quarter	46.08	37.19	0.04	Third Quarter	27.33	23.29	0.06
Fourth Quarter	59.84	43.26	0.04	Fourth Quarter	28.11	22.95	0.06
2020				2020
First Quarter	78.68	49.10	0.04	First Quarter	28.49	17.25	0.06
Second Quarter	95.27	60.77	0.04	Second Quarter	35.96	21.64	0.06
Third Quarter	143.47	95.30	0.04	Third Quarter	41.19	32.79	0.06
Fourth Quarter	145.62	125.34	0.04	Fourth Quarter	47.54	36.89	0.06
2021				2021
First Quarter	153.30	115.93	0.04	First Quarter	54.43	40.06	0.06
Second Quarter	200.27	136.65	0.04	Second Quarter	58.76	41.51	0.06
Third Quarter	228.43	181.61	0.04	Third Quarter	63.61	53.97	0.06
Fourth Quarter	333.76	197.32	0.04	Fourth Quarter	91.51	57.59	0.06
2022				2022
First Quarter (through March 21, 2022)	301.21	213.30	0.04	First Quarter (through March 21, 2022)	89.43	60.25	0.06

Historical Performance of the Basket

January 1, 2017 to March 21, 2022